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                                                                     EXHIBIT 3.1

                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 METALICO, INC.

  (Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware)

      Metalico, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

      1. The Corporation's name is Metalico, Inc. and its original certificate of incorporation was filed with the Secretary of State on April 30, 1999.

      2. Resolutions of the Board of Directors of the Corporation were duly adopted setting forth the Third Amended and Restated Certificate of Incorporation of the Corporation, declaring said Third Amended and Restated Certificate of Incorporation to be advisable and submitting such to the stockholders of the Corporation for their consideration by means of written consent. Thereafter, the Corporation obtained the written consent of the holders of a majority of the stock of the Corporation entitled to vote to approve the Second Amended and Restated Certificate of Incorporation in accordance with
Section 228 of the Delaware General Corporation Law (the "Law") and provided non-consenting stockholders entitled to vote with prompt notice of the approval of the Third Amended and Restated Certificate of Incorporation in accordance with Section 228(d) of the Law.

      3. The Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the Law.

      4. The Third Amended and Restated Certificate of Incorporation amends the Corporation's Certificate of Incorporation to, among other things, terminate two existing series of preferred stock, provide for revised terms for the preferred stock, and restates and integrates into a single instrument all of the provisions thereof as so amended. The terms of the Third Amended and Restated Certificate of Incorporation of the Corporation (this "Certificate") are as follows:

                                ARTICLE 1. NAME

      The name of the Corporation is Metalico, Inc. (the "Corporation").

                     ARTICLE 2. REGISTERED OFFICE AND AGENT

      The registered office of the Corporation in the State of Delaware is 9 East Lockerman Street, Dover, Delaware in Kent County. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

                          ARTICLE 3. CORPORATE PURPOSE

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Law.

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                     ARTICLE 4. COMMON AND PREFERRED STOCK

      4A. AUTHORIZATION OF STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 56,650,000 shares, of which 40,000,000 shares are of a class designated Common Stock with a par value of $0.001 per share (hereinafter called "Common"), and 16,650,000 shares are of a class designated Preferred Stock, par value $0.001 per share (hereinafter called "Preferred"). All of the shares of Common Stock outstanding immediately prior to the filing on June 2, 1999 of the Amended and Restated Certificate of Incorporation of the Corporation ("Old Common") were redesignated Common Stock. As of June 2, 1999, all outstanding certificates representing Old Common were thereafter deemed to represent certificates representing the same number of shares of Common; provided, however, that the Holders thereof were entitled to surrender such stock certificates to the Corporation for replacement with certificates reflecting Common. To the extent any certificate representing shares of Class A 5% Convertible Preferred Stock, par value $0.001 per share, or of Class B 5% Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the Class A 5% Convertible Preferred Stock and the Class B 5% Convertible Preferred Stock being the "Former Preferred") previously issued and outstanding is not exchanged and cancelled as of the date of the filing of this Certificate, as of and after such date each such certificate shall represent the right to receive a certificate containing a whole number of shares of Preferred equal to the sum of (x) the product determined by multiplying the number of shares of Former Preferred set forth in such certificate by 1.733 and (y) an amount equal to 5% per annum of the product determined by multiplying the number of such shares of Former Preferred by $5.20, beginning such per annum calculation on the original date of issuance of such shares of Former Preferred and ending such per annum calculation on December 31, 2003, and dividing such amount by $2.00.

      Unless otherwise specified, certain capitalized terms used herein are defined in Section 4E. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common and Preferred are, insofar as not inconsistent with the Law, as follows:

      4B. POWERS AND QUALIFICATIONS OF COMMON STOCK. The powers, preferences and rights, and the qualifications, restrictions or limitations, of the Common are as follows:

      4B.1 Voting Rights. Except as expressly provided in this Certificate, each share of Common shall entitle the Holder thereof to vote on each matter submitted to a vote of the stockholders of the Corporation and to have one vote for each full share of Common. Except as otherwise required by law or expressly provided in this Certificate, the Holders of shares of Common and Preferred shall vote together as a single class and not as separate classes or series. Cumulative voting is denied in all circumstances.

      4B.2 Dividends. Subject to the rights of Holders of Preferred set forth in
Section 4C.3 of this Certificate and except as otherwise provided by law or herein, the Holders of Common shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion.

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      4B.3 Liquidation. Upon the Liquidation of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to Holders of Common shall be distributed as provided in Section 4D hereof.

      4C. POWERS AND QUALIFICATIONS OF PREFERRED. The powers, preferences and rights, and the qualifications, restrictions or limitations, of the Preferred are as follows:

      4C.1 Preference and Ranking. The preferences of each share of Preferred with respect to dividend payments and distributions of the Corporation's assets upon Liquidation shall be equal to the preferences of every other share of Preferred from time to time outstanding in every respect. The Preferred shall rank senior to the Common as further described herein, as to the payment of dividends and the distribution of assets upon a Liquidation.

      4C.2 Voting Rights.

            (a) Except as otherwise required by law or expressly provided in this Certificate, each share of Preferred shall entitle the Holder thereof to vote on each matter submitted to a vote of the stockholders of the Corporation at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders becomes effective. Each record Holder of Preferred shall be entitled to cast the number of votes as equals the number of votes which could be cast by the Holders of the number of shares of Common into which such Preferred could be converted pursuant to Section 4C.5 on the record date for determining the stockholders entitled to vote or, if no record date is established, immediately prior to the taking of such vote. Except as otherwise required by law or expressly provided in this Certificate, the Holders of shares of Common and Preferred shall vote together as a single class and not as separate classes or series. Cumulative voting is denied in all circumstances.

            (b) In the election of directors of the Corporation, in addition to the rights granted under Section 4C.2(a), the Holders of Preferred shall be entitled to elect four (4) directors to serve on the Board, which Board shall not exceed seven (7) members. Each such director shall serve until a successor director is duly elected by the Holders of Preferred or a director is removed from office by the Holders of Preferred.

      4C.3 Dividends. The Holders of Preferred shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion, shall share with the Common on an as-converted basis in all dividends declared on the Common, and, as specified in Section 4C.1 above, the Preferred shall rank senior to the Common as to the payment of dividends.

      4C.4 Liquidation Rights. Upon Liquidation, the assets of the Corporation available for distribution to Holders of Preferred shall be distributed as provided in Section 4D hereof.

      4C.5 Conversion.

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            (a) Optional Conversion to Common. Subject to Sections 4C.5(b),
      4C.5(c), and 4C.5(d) below, any Holder of Preferred may, at any time and from time to time, convert all or any portion of such Holder's Preferred held by such Holder into that whole number of shares of Common equal to the product determined by multiplying the number of shares of Preferred to be converted by the Issue Price, and dividing the result by the Conversion Price then in effect. The conversion price with respect to a share of Preferred shall be $3.00 as of the date of the filing of this Certificate, and shall be subject to adjustment from time to time as provided in this
      Section 4C.5 (as the same shall be adjusted from time to time, the "Conversion Price"). To exercise this general conversion right, a Holder shall surrender the certificate for Preferred, duly endorsed, at the office of the Corporation, together with written notice to the Corporation which shall state that such Holder elects to convert such Preferred into Common. If the certificate evidencing the Preferred being converted shall also evidence shares of Preferred not being converted, then the Corporation shall also deliver to the Holder of such certificate a new stock certificate evidencing the Preferred not converted. The conversion of any shares of Preferred shall be deemed to have been made immediately prior to the close of business on the date that the shares to be converted are surrendered to the Corporation together with notice required herein, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

            (b) Mandatory Conversion to Common Pursuant to Supermajority Preferred Vote.

            (i) Holders of 67% of the Preferred may, by written notice ("Conversion Request") to the Corporation cause all Holders of Preferred to convert all of the Preferred held by each such Holder into that whole number of shares of Common computed by multiplying the number of shares to be converted by the Issue Price and dividing the result by the Conversion Price then in effect.

            (ii) The Corporation shall promptly notify each Holder of Preferred of the exercise of the conversion right pursuant to this
                  Section 4C.5(b), and shall specify a date ("Conversion Date") not less than five (5) nor more than thirty (30) days after the date of the Conversion Request for conversion of the Preferred. Each Holder of Preferred shall then surrender the stock certificate or certificates representing the Preferred to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the Holder), and whether or not stock certificates representing such Preferred shall have been surrendered to the Corporation for conversion, the Preferred shall be deemed to be converted into Common as of the Conversion Date, and all stock certificates representing shares of Preferred shall thereafter represent solely the right to receive shares of Common, and no dividends or other distributions shall be payable with respect to such shares of Preferred after the Conversion Date. On the Conversion Date, the Corporation shall (A) cancel and retire the certificates of Preferred surrendered, and (B) issue and deliver to the Holder stock certificates for the shares of Common

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                  issuable upon conversion of such Holder's Preferred hereunder, which certificates shall be dated as of the Conversion Date.

            (c) Mandatory Conversion to Common Pursuant to Qualified Offering or Sale Transaction.

            (i)   "Conversion Event" means:

                  (x) the consummation of any Qualified Offering with a price per share of Common of at least $7.50; or

                  (y) the consummation of any Sale Transaction, pursuant to which the Holder of each share of Common issued upon conversion of Preferred receives cash with a value per Common share of $7.50 or Marketable Securities with a value per Common share of $7.50 (calculated by determining the average closing sales price of such Marketable Securities for the preceding forty (40) consecutive trading days); or

                  (z) when the Common constitutes Marketable Securities and its average closing sales price per share for the preceding forty
                  (40) consecutive trading days is at least $7.50.

            (ii) Simultaneously with any Conversion Event, all of the shares of Preferred then outstanding shall be converted without any further action on the part of the Corporation or the Holders of Preferred into the number of shares of Common into which the Preferred would be convertible under Section 4C.5(a) at the time of such mandatory conversion.

            (iii) Notice of a mandatory conversion pursuant to this Section
                  4C.5(c) shall be mailed by the Corporation to each Holder of Preferred not more than ninety (90) nor less than ten (10) days prior to the anticipated closing of the Conversion Event, such notice to specify the date on which mandatory conversion shall occur and to call upon such Holder to surrender to the Corporation, in the manner and at the place designated in such notice, the certificate or certificates representing the shares of Preferred to be converted. Whether or not stock certificates representing such Preferred shall have been surrendered to the Corporation for conversion, the Preferred shall be deemed to be converted into Common as of the closing date of the Conversion Event, and all stock certificates representing shares of Preferred shall thereafter represent solely the right to receive shares of Common, and no dividends or other distributions shall be payable with respect to such shares of Preferred after such Conversion Event. In the event of mandatory conversion pursuant to this Section 4C.5(c), the Corporation shall forthwith transmit to each Holder of Preferred, certificates for the shares of Common issued as a result thereof, dated the date of the Conversion Event, and such Holders shall be deemed for all

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                  purposes to be the Holders of such Common as of the date of the Conversion Event.

            (d) Mandatory Conversion Upon Certain Transfers. Any share of Preferred that a Holder transfers (other than a share transferred by a Holder to one of its equityholders, including but not limited to, a limited partner, member, stockholder, or trust) shall be mandatorily converted without any further action on the part of the Corporation or such Holder of Preferred into the number of shares of Common into which the Preferred would be convertible under Section 4C.5(a) at the time of such mandatory conversion.

            (e) Stock Fully Paid; Reservation of Shares. All shares of Common which may be issued upon conversion of Preferred will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Preferred is outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon such conversion a sufficient number of shares of Common to provide for the conversion into Common of all Preferred then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common authorized and reserved for issuance upon the conversion of the Preferred shall be appropriately increased.

            (f) Adjustment of Conversion Price and Number of Shares. Subject to the prior waiver by the Holders of 67% of the Preferred, the number of shares of Common issuable upon conversion of Preferred shall be subject to adjustment from time to time upon the happening of certain events, as follows:

            (1) Subdivision or Combination of Shares. If the Corporation at any time subdivides or combines the outstanding Common, the Conversion Price shall be proportionately reduced, in case of subdivision of shares or shall be proportionately increased, in the case of combination of shares, as of the effective date of such subdivision or combination or, if the Corporation shall take a record of Holders of its Common for the purpose of so subdividing or combining, as of such record date, whichever is earlier.

            (2) Certain Dividends and Distributions. If the Corporation, at any time while any of the Preferred is outstanding, shall:

                  (a) Stock Dividends. Pay a dividend payable in Common, effect a stock split of Common, or make any other distribution of Common, the relevant Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the Holders of its Common for the purpose of receiving such dividend, stock split or other distribution (or if no such record is taken, as of the date of such dividend, stock split, or distribution), to that price determined by multiplying the Conversion Price by a fraction (1) the numerator of which shall be the total number of shares of Common outstanding immediately prior to such dividend, stock split, or

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                        distribution and (2) the denominator of which shall be
                        the total number of shares of Common outstanding immediately after such dividend, stock split, or distribution (plus in the event that the Corporation paid cash for factional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with such dividend, stock split, or distribution); or

                  (b) Liquidating Dividends, etc. Make a distribution of its property to the Holders of the Common as a dividend in Liquidation or partial Liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the Law, the Holders of the Preferred shall be entitled to receive, in addition to the number of shares of Common receivable thereupon, and without payment of any consideration therefor, a sum equal to the amount of such property as would have been payable to them as owners of that number of shares of Common on an as-converted basis, had they been the Holders of record of such Common on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

            (3) Reclassification, Consolidation or Merger. If at any time, as a result of: (i) a capital reorganization or reclassification (other than a subdivision, combination, dividend, stock split, or distribution provided for in Section 4C.5(f)(1) or Section 4C.5(f)(2)), or (ii) a merger or consolidation of the Corporation with another corporation (whether or not the Corporation is the surviving corporation), the Common issuable upon the conversion of the Preferred shall be changed into or exchanged for the same of a different number of shares or any class or classes of stock of the Corporation or any other corporation, or other securities convertible into such shares, then, as a part of such capital reorganization, reclassification, merger or consolidation, appropriate adjustments shall be made in the terms of the Preferred (or of any securities into which the Preferred is changed or for which the Preferred is exchanged), so that:

                  (A) the Holders of Preferred or of such substitute securities shall thereafter be entitled to receive, upon conversion of the Preferred or of such substitute securities, the kind and amount of shares of stock, other securities, money and property which such Holders would have received at the time of such capital reorganization, reclassification, merger, or consolidation, if such Holders had converted their Preferred immediately prior to such capital reorganization, reclassification, merger, or consolidation; and

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                  (B)   the Holders of Preferred or of such substitute
                        securities shall thereafter be entitled to receive upon Liquidation, the amount upon Liquidation specified in
                        Section 4D hereof; and

                  (C) the Preferred or such substitute securities shall thereafter be adjusted on terms as nearly equivalent as may be practicable to the adjustments theretofore provided in this Section 4C.5.

                  The provisions of this Section 4C.5(f)(3) shall similarly apply to successive capital reorganizations, reclassifications and, to the extent approved by the Holders of Preferred, mergers and consolidations.

            (4) Additional Shares of Common. If at any time the Corporation issues Additional Shares of Common for a consideration per share less than the Conversion Price in effect at such issuance, then the Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common shall be reduced to a price per share equal to the consideration per share received for the Additional Shares of Common.

            (5)   Convertible Securities.

                  (a) If at any time the Corporation issues any Convertible Securities with respect to which the Effective Price is less than the Conversion Price in effect at such issuance, then effective automatically as of the effectiveness of the issuance of the Convertible Securities, the Conversion Price shall be adjusted to a price per share equal to the Effective Price with respect to such Convertible Securities.

                  (b) If adjustments have been made under this Section 4C.5(f)(5) upon the issuance of any Convertible Securities, then no further adjustment shall be made under Section 4C.5(f)(4) upon the actual issuance of Additional Shares of Common upon the exercise or conversion of such Convertible Securities, or upon the issuance of Convertible Securities issuable upon exercise or conversion of the original Convertible Securities.

            (6) Valuation of Consideration. For purposes of the operation of Sections 4C.5(f)(4) and 4C.5(f)(5), the consideration received by the Corporation for any issue or sale of securities shall:

                  (a) to the extent it consists of cash, be computed as the aggregate amount of cash paid before deducting any reasonable brokerage or underwriting commissions or other expense paid or incurred by the Corporation for the issuance and sale of such securities;

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                  (b)   to the extent it consists of property other than cash,
                        be computed at the fair value of that property as determined in good faith jointly by the Board and the Holders of at least 67% of the then outstanding Preferred; and

                  (c) if Additional Shares of Common or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith jointly by the Board and the Holders of at least 67% of the then outstanding Preferred to be allocable to such Additional Shares of Common or Convertible Securities.

            (7) Other Action Affecting Common. In the event that the Corporation shall take any action affecting its Common, other than an action described in any of the foregoing Sections 4C.5(f)(1) through 4C.5(f)(6), inclusive, which would have an adverse effect upon the conversion right of the Preferred, the Conversion Price shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

            (g) Notice of Adjustments. Whenever any adjustment shall be made pursuant to Section 4C.5(f) hereof, the Corporation shall prepare a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first-class mail, postage prepaid) to each Holder of Preferred at its address shown on the books of the Corporation. The Corporation shall prepare such certificate and mail it to each Holder promptly after each adjustment.

      4C.6 Restricted Acts. As long as at least 50% of the shares of Preferred outstanding on the filing date of this Certificate is outstanding, the Corporation shall not, without the affirmative vote or written consent of the Holders of at least 67% of then outstanding Preferred:

            (a) authorize, create or issue any shares of any class of stock of the Corporation having any preference or priority as to dividends or assets, whether in Liquidation or otherwise, superior to, or on a parity with, any such preference or priority of the Preferred;

            (b) amend this Certificate or the bylaws of the Corporation; or

            (c) issue any instrument or security exercisable for or convertible into shares of Preferred; or

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            (d) except as required pursuant to the Corporation's senior credit facility, enter into, or permit any Subsidiary to enter into, any agreement, indenture or other instrument which contains any provisions restricting the payment of dividends on the Preferred; or

            (e) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred; or

            (f) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Common; provided, however, that this restriction shall not apply to the repurchase by resolution of the Board of shares of Common from employees, officers, directors, consultants or other persons performing services for the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment; or

            (g) declare or pay any dividend, excluding issuances of Common to accomplish a subdivision, combination or recapitalization of the Corporation's equity Securities; or

            (h) effect any sale, lease, assignment, transfer or other conveyance, or any series of related sales, leases, assignments, transfers or other conveyances of all or substantially all of the assets of the Corporation, or all or substantially all of the assets of any Subsidiary with aggregate assets in excess of $500,000; or

            (i) enter into or commit itself to enter into any Sale Transaction;
      or

            (j) cause the Corporation to enter into any business other than the business presently conducted or proposed to be conducted as of the filing date of this Certificate; or

            (k) issue any funded debt other than (x) senior bank debt or (y) seller's debt issued in connection with acquisitions.

      4C.7 No Reissuance of Preferred. No share or shares of Preferred acquired by the Corporation by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be deemed canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

      4D. LIQUIDATION RIGHTS. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved, or wound up (including without limitation, any liquidation or dissolution following a sale or transfer of all or substantially all of the assets of the Corporation and including a merger or other combination in which the Corporation is not the surviving corporation) (collectively, a "Liquidation"), the Holders of Common and Preferred shall have the following preferences and rights against the property of the Corporation available for distribution to the Holders of Common and Preferred (provided that the provisions of this Section 4D will not apply following or in connection with a Conversion Event):

            (1) First, the Holders of the Preferred shall be entitled to receive an aggregate amount equal to the greater of:

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                        (x) the product determined by multiplying the total
                  number of shares of Former Preferred exchanged or deemed exchanged for Preferred on the date of this Certificate by the Original Issue Price, pro rata among the Holders of the Preferred determined, with respect to each share of Preferred, by dividing (i) the product determined by multiplying (A) the number of shares of Former Preferred exchanged or deemed exchanged with respect to such share of Preferred on the date of this Certificate by (B) the Original Issue Price by (ii) the number of shares of Preferred received or deemed received upon such exchange, and

                        (y) the amount determined under clause (2) of this
                  Section 4D on an as-converted basis; and then

            (2) Second, the balance to the Holders of Common, pro rata in accordance with the number of Common shares held by each of them.

      The preferential amounts to be paid pursuant to this Section 4D shall be paid or set aside for payment in the order of priorities set forth herein. Any consideration (including, without limitation, Securities) to be received by the Holders of Common and Preferred in any merger or other combination in which the Corporation is not the surviving corporation shall be allocated in accordance with such order of priorities. The Liquidation preference shall be payable to the Holders of the Preferred in accordance with this Section 4D upon the occurrence of a Liquidation, or the closing of a transaction giving rise thereto, notwithstanding any delay in the receipt of funds by the Corporation in connection therewith by virtue of any escrow arrangement, promissory note, deferred payment of proceeds or otherwise.

      If the Property to be distributed to the Holders of Preferred shall be insufficient to permit the payment in full to such Holders of the aggregate amount which they are entitled to be paid pursuant to clause (1) above, then such Property shall be distributed among such Holders pro rata in accordance with the mechanism described in clause (1)(x) above.

      4E. DEFINITIONS. As used herein, the following terms have the following meanings:

      "Additional Shares of Common" means all shares of Common issued by the Corporation after the filing date of this Certificate, whether or not subsequently reacquired or retired by the Corporation, other than:

            (i) shares of Common issued in transactions giving rise to adjustments under Sections 4C.5(f)(1) through (3);

            (ii) shares of Common issued upon conversion of shares of Preferred;

            (iii) up to 597,226 shares of Common issuable upon exercise of stock options and warrants previously granted and to be granted by the Board and up to

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                  250,000 shares of Common to be sold to employees of
                  Subsidiaries of the Company at a price equal to or less than $3.00 per share; and

            (iv) shares of Common, Preferred, or other equity Securities issued pursuant to the acquisition by the Corporation of another corporation by merger or purchase of assets or other reorganization whereby the Corporation acquires ownership of more than 50% of the Voting Stock of such corporation.

      "Board" shall mean the Board of Directors of the Corporation.

      "Conversion Date" shall have the meaning set forth in Section 4C.5(b)(ii) hereof.

      "Conversion Event" shall have the meaning specified in Section 4C.5(c)(i) hereof.

      "Conversion Price" shall have the meaning specified in Section 4C.5(a) hereof.

      "Conversion Request" shall have the meaning set forth in Section 4C.5(b)(i) hereof.

      "Convertible Securities" means all rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common or other Convertible Securities.

      "Effective Price" with respect to any Convertible Securities means the result of dividing:

            (A) the sum of (1) the total consideration, if any, received by the Corporation for the issuance of such Convertible Securities, plus (2) the minimum consideration, if any, payable to the Corporation upon exercise or conversion of such Convertible Securities, plus (3) the minimum consideration, if any, payable to the Corporation upon exercise or conversion of any Convertible Securities issuable upon exercise or conversion of such Convertible Securities, by:

            (B) the maximum number of Additional Shares of Common issuable upon exercise or conversion of such Convertible Securities or of any Convertible Securities issuable upon exercise or conversion of such Convertible Securities.

      "Holders" shall mean the Persons who shall, from time to time, own of record, or beneficially, any Security. The term "Holder" shall mean one of the Holders.

      "Issue Price" of any share of Preferred shall mean $3.00, which amount shall be proportionately increased in the event of a combination or reverse split of shares of Preferred, as applicable, and proportionately decreased in the event of a subdivision or split of shares of Preferred, as applicable.

      "Liquidation" shall have the meaning set forth in Section 4D hereof.

      "Marketable Securities" means securities that are freely tradable on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market, provided the securities shall have achieved an average weekly trading volume for the preceding forty (40) consecutive trading days of 5% of the issuer's fully diluted stock.

      "Old Common" shall have the meaning specified in Section 4A hereof.

      "Original Issue Price" of any share of Former Preferred shall mean $5.20.

      "Person" shall mean an individual, a corporation, a partnership, a trust, a limited liability company, an unincorporated organization or a government organization or an agency or political subdivision thereof.

      "Qualified Offering" shall mean the issuance by the Corporation of at least $30,000,000 of Common pursuant to an effective registration statement under the Securities Act in a single offering.

      "Sale Transaction" means (i) any acquisition of the Corporation by means of a merger of the Corporation with or into any other corporation or other entity or person or other form of corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such merger or reorganization (other than a mere reincorporation transaction) or a transaction in which the Corporation is the surviving entity, but the shares of the Corporation's capital stock outstanding immediately prior to the transaction are exchanged or converted by virtue of the transaction into other property, whether in the form of securities, cash or otherwise; or (ii) a sale of all or substantially all of the assets of the Corporation; or (iii) any transaction where the Holders of a majority or the Voting Stock of the Corporation immediately prior to such transaction are no longer Holders of a majority of the Voting Stock of the Corporation immediately following such transaction: or (iv) a transaction resulting in a reduction below 4/7ths of the fraction representing the number of directors that the Holders of Preferred have the right to elect the Board.

      "Securities" shall mean any debt or equity securities of the Corporation, whether now or hereafter authorized, and any instrument convertible into or exercisable or exchangeable for Securities or a Security. The term "Security" shall mean one of the Securities.

      "Securities Act" shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

      "Subsidiary" means (a) any corporation at least 50% of whose outstanding Voting Stock is owned by the Corporation or by one or more of its Subsidiaries or by the Corporation and one or more of its Subsidiaries, (b) any partnership of which the Corporation or one or more of its Subsidiaries is a general partner or for which the Corporation or one or more of its Subsidiaries possesses the power to direct the affairs of the partnership and (c) any limited liability company of which the Corporation or one or more of its Subsidiaries is the manager or a member-manager or for the which the Corporation or one or more of its Subsidiaries possesses the power to direct the affairs of the limited liability company.

      "Voting Stock" as applied to the stock of any corporation, means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such corporation, other than stock having such power only by reason of the happening of a contingency.

      4F. NOTICES. Any notice required by the provisions hereof shall be in writing and shall he deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile, (iii) five
(5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Corporation at its principal office and to each stockholder of record at the address of such holder appearing on the books of the Corporation.

                   ARTICLE 5. LIMITATION OF DIRECTOR LIABILITY

      To the fullest extent that the Law, as it exists on the filing date of this Certificate or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                           ARTICLE 6. INDEMNIFICATION

      6A. INDEMNIFICATION AND ADVANCEMENTS. The Corporation shall indemnify, in accordance with and to the full extant now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his or her acting as a director of the Corporation (or his or her service at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any expenses (including attorneys' fees, judgments, fines, ERISA or other excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by such person in respect thereof; provided, however, that, the Corporation shall not be obligated to indemnify any such person with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense. Expenses that may be subject to indemnification hereunder shall be paid in advance of the final disposition of the action, suit or proceeding to the full extent permitted by the Law, subject to the Corporation's receipt of any undertaking required thereby.

      6B. CONTRACT WITH THE CORPORATION. The provisions of Article 5 and this
Article 6 shall be deemed to constitute a contract between the Corporation and each director who serves in such capacity at any time while Article 5 and this
Article 6 and the relevant provisions of the Law are in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of
Article 5 and this Article 6, and any repeal of any such provisions or of such Articles shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

      6C. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 6A of this
Article 6 is not paid in full within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been provided to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because the claimant has met the applicable standard of conduct set forth in the Law, nor an actual determination by the Corporation that the claimant has not met such standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      6D. OTHER INDEMNIFICATION RIGHTS. The rights of indemnification and advancement provided by this Article 6 are not exclusive of any other right to indemnification or advancement provided by law, agreement or otherwise, and shall apply to actions, suits or proceedings commenced after the date hereof, whether or not arising from acts or omissions occurring before or after the adoption hereof, and shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

                         ARTICLE 7. AMENDMENT LIMITATION

      No amendment to or repeal of Article 5 or Article 6 of this Certificate, or adoption of any bylaw or provision of this Certificate which has the effect of increasing director liability, shall apply to or have any effect on the rights of any individual referred to in Article 5 or Article 6 for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal or the adoption of such bylaw or provision. Article 4 of this Certificate shall not be amended except with the written consent of Holders of at least 67% of the outstanding Preferred.

                                ARTICLE 8. BYLAWS

      In furtherance of and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation.

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